Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA on Billings

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Net loss	$(15,652)	$(11,423)	$(31,750)	$(20,758)

Adjustments:
Legal settlement and contingencies	60	6,424	310	6,424
Deferred rent reversal due to lease termination	—	—	(538)	—
Tenant improvement allowance recognition	—	—	(582)	—
Stock-based compensation expense	2,888	1,988	5,368	4,529
Depreciation and amortization expense	797	623	1,513	1,260
Other income (expense), net	(218)	(714)	(171)	(1,010)
Provision (benefit) for income taxes	26	537	281	142
Adjusted EBITDA	$(12,099)	$(2,565)	$(25,569)	$(9,413)
Change in deferred revenue	31,065	7,686	60,196	12,728
Change in deferred costs(1)	(20,767)	(3,847)	(40,815)	(6,704)
Adjusted EBITDA on billings(1)	$(1,801)	$1,274	$(6,188)	$(3,389)

(1) We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support. Accordingly, adjusted EBITDA on billings does not reflect all costs associated with billings.